Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GISX
Thursday, July 22, 2004	TRADED: Nasdaq

GLOBAL IMAGING REPORTS RECORD FIRST QUARTER REVENUES AND NET INCOME

Diluted EPS of $.52 Compares with $.19 a Year Ago;

Adjusted EBITDA Up 22 Percent to $28.7 Million

TAMPA, Fla., July 22–Global Imaging Systems, Inc. today announced record-high revenues, operating income, net income and earnings per share for the first fiscal quarter ended June 30, 2004. Revenues were up 18 percent to $212.0 million versus $180.2 million in the first quarter a year ago. First quarter operating income increased 27 percent to $25.0 million from $19.7 million for the corresponding three months last year.

Net income tripled to $12.9 million from $4.3 million earned in the first quarter last year. The latest quarter’s results reflect substantially lower interest expense and include a $1.7 million pretax loss on early extinguishment of debt while the year-ago quarter includes a similar $8.4 million pretax charge. Diluted earnings per share were 52 cents versus 19 cents a year ago.

Earnings before interest, taxes, depreciation and amortization and loss on early extinguishment of debt (adjusted EBITDA) reached $28.7 million, up 22 percent from $23.5 million for the first quarter a year ago.

Tom Johnson, chairman and CEO of Global Imaging Systems, said, “It was a good quarter any way you look at it. Most of our core companies reported sales increases at or above our revenue growth guidance, and the largest acquisition in our history also contributed to both revenues and earnings for two months of the quarter.”

“We are running ahead of our external-growth goal to acquire, on average, $60 to $100 million in annualized revenues each year for the three-year period ending March 2006,” Mr. Johnson said. “Our internal growth rate for automated office equipment, primarily copiers, posted a two percent increase, and the technology side of our business grew at a six percent rate for the first quarter. We achieved a combined internal growth rate of three percent for the quarter.”

He added, “Our management and employees are to be commended for keeping their focus on the bottom line. We held inventory turns at a 5.5 annualized level despite large buys at the end of the quarter to take advantage of special pricing from four major vendors. We are also working toward a better balance of inventories at some of our recently acquired operations.”

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The CEO noted that recent acquisitions contributed to the increase in accounts receivable to 39 days sales outstanding (DSO). He said, “Integration of the acquired companies is progressing as planned, and we expect to realize additional improvements in receivables over the next six months.”

Looking forward, Mr. Johnson said, “We expect total revenue growth, including acquisitions to date but not potential additional acquisitions, to be in the 19-to-23 percent range for the current quarter. We believe that diluted earnings per share for our fiscal 2005 second quarter should be in the range of 56 to 60 cents. This would compare with diluted EPS of 48 cents in the corresponding quarter last year.”

The company’s first quarter conference call is scheduled for this morning, July 22, at 10:00 a.m. ET, and the second quarter conference call is scheduled for October 26 at 10:00 a.m. ET. You may access each call through a live webcast by using the link provided on the company’s Internet home page at www.global-imaging.com. Each webcast will be archived and available on the investor relations page of the company’s website.

Global Imaging Systems offers thousands of middle-market customers a one-stop shop for office technology solutions from 173 locations in 28 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for the loss on early extinguishment of debt. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Global and other companies. EBITDA is also a useful measure of the company’s ability to service debt and is one of the measures used for determining debt covenant compliance. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.

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This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future acquisitions, future top-line growth and future diluted earnings per share. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to the pace of recovery in the economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2004.

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FOR FURTHER INFO:	Tom Johnson, Chairman and Chief Executive Officer, or
Ray Schilling, Senior Vice President and Chief Financial Officer
Global Imaging Systems, Inc.
813/960-5508
-or-
Investor Relations Consultants, Inc.
727/781-5577
E-mail: gisx@mindspring.com

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GLOBAL IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands except per-share amounts)

	Three Months Ended June 30,
	2004	2003
Revenues:
Equipment and supplies sales	$157,871	$134,818
Service and rentals	54,147	45,354

Total revenues	212,018	180,172
Costs and operating expenses:
Cost of equipment and supplies sales	100,632	88,382
Service and rental costs	27,289	23,306
Selling, general and administrative expenses	58,978	48,657
Intangible asset amortization	125	146

Total costs and operating expenses	187,024	160,491

Income from operations	24,994	19,681
Loss on early extinguishment of debt	1,655	8,433
Interest expense	2,556	4,142

Income before income taxes	20,783	7,106
Income taxes	7,918	2,814

Net income	$12,865	$4,292

Net income per common share:
Basic	$.57	$.20

Diluted (a)	$.52	$.19

Weighted average number of shares outstanding:
Basic	22,419	21,289
Diluted	25,533	23,127

(a)	The calculation of diluted earnings per common share for the first quarter of fiscal 2005 and 2004 assumes the conversion of convertible notes issued in May 2003 resulting in 2,407 and 1,190 additional shares, respectively. For purposes of diluted earnings per common share, net income for the first quarter of fiscal 2005 and 2004 includes the addback of $443 and $212, respectively, representing interest and financing fee expense, net of taxes, associated with the convertible notes.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$12,865	$4,292
Income taxes	7,918	2,814
Interest expense, net	2,556	4,142
Amortization	125	146
Depreciation	3,624	3,704

EBITDA	27,088	15,098
Loss on early extinguishment of debt	1,655	8,433

Adjusted EBITDA	$28,743	$23,531

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2004	March 31, 2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$5,988	$47,266
Accounts receivable, net	100,368	81,262
Inventories	90,199	70,898
Other current assets	13,872	8,776

Total current assets	210,427	208,202
Rental equipment, net	15,620	15,416
Property and equipment, net	12,062	10,180
Goodwill and other assets	486,566	363,975

Total assets	$724,675	$597,773

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$71,514	$73,068
Current maturities of long-term debt	1,649	1,479
Deferred revenue	26,378	22,514
Income taxes payable	8,638	4,776

Total current liabilities	108,179	101,837
Deferred income taxes	22,459	15,936
Long-term debt, less current maturities	264,474	195,184

Total liabilities	395,112	312,957
Total stockholders’ equity	329,563	284,816

Total liabilities and stockholders’ equity	$724,675	$597,773

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GLOBAL IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended June 30,
	2004	2003
OPERATING ACTIVITIES:
Net income	$12,865	$4,292
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	3,624	3,704
Amortization	125	146
Amortization of financing fees	262	358
Tax benefit of stock option exercises	1,665	—
Non-cash portion of loss on early extinguishment of debt	1,655	3,058
Deferred income tax expense	(168)	974
Unearned stock-based compensation expense	117	118
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
Accounts receivable	(3,858)	(8,790)
Inventories	(6,839)	5,328
Prepaid expenses and other current assets	(1,793)	(435)
Other assets	(600)	84
Accounts payable	(6,244)	(9,397)
Accrued liabilities, compensation and benefits and interest	(8,705)	(5,415)
Deferred revenue	(1,003)	(192)
Income taxes payable	4,339	(437)

Net cash used in operating activities	(4,558)	(6,604)
INVESTING ACTIVITIES:
Related party notes receivable	400	—
Purchase of property, equipment and rental equipment, net of proceeds from disposals	(3,468)	(6,855)
Payment for purchase of businesses, net of cash acquired	(104,389)	(2,811)

Net cash used in investing activities	(107,457)	(9,666)
FINANCING ACTIVITIES:
Net payments on revolving line of credit	(18)	(19,349)
Net payments on other long-term debt	(522)	(67,907)
Proceeds from issuance of long-term debt	70,000	140,000
Redemption and retirement of notes	—	(100,000)
Issuance of convertible notes	—	57,500
Financing fees paid	(1,347)	(5,512)
Stock options exercised	2,624	1,159

Net cash provided by financing activities	70,737	5,891

Net decrease in cash and cash equivalents	(41,278)	(10,379)
Cash and cash equivalents, beginning of period	47,266	11,343

Cash and cash equivalents, end of period	$5,988	$964

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